SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934 (Amendment No. )

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	Filed by the Registrant	/X/
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	Filed by a party other than the Registrant	/ /
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Check	the appropriate box:
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/ /	Preliminary Proxy Statement
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/ /	Confidential, for Use of the Commission Only (as
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/ /	Definitive Proxy Statement
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/ /	Definitive Additional Materials
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/X/	Soliciting Material Pursuant to Sec. 240.14a-11(c)or
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PUTNAM HIGH YIELD TRUST PUTNAM MANAGED HIGH YIELD TRUST (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

MEMORANDUM cont.

Payment of Filing Fee (Check the appropriate box):

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(1) Title of each class of securities to which
transaction applies:

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applies:

(3) Per unit price or other underlying value of
transaction computed pursuant to Exchange Act Rule 0-11
(set forth the amount on which the filing fee is
calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

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FOR INTERNAL USE ONLY Q&A on proposed merger of Putnam funds

The Trustees of the Putnam funds have proposed merging Putnam Managed High Yield Trust, a closed-end fund, into Putnam High Yield Trust, an open-end fund. This Q&A provides information for advisors and investors about the proposed merger.

General answer for shareholder requests for additional information:

Shareholders of Putnam Managed High Yield Trust will be receiving proxy materials, which contain more information about the merger, in July. Details of the merger aren’t available yet, but will be included in that document. The completion of the merger is subject to significant conditions, including SEC review and shareholder approval, so it is possible that the merger will not be completed. If you have additional questions after receiving the prospectus/proxy statement, please feel free to call us back at 1-800-225-1581.

What should I say if I get a call from the press?

Please direct any calls from the press to Nancy Fisher in Public Relations, x11608. Public Relations will handle all communications with the news media.

Why are the Trustees of the Putnam Funds consolidating these funds?

Putnam Managed High Yield Trust has an objective and strategy substantially similar to that of Putnam High Yield Trust, as well as the same management team. Both funds are managed by the Core Fixed Income High Yield Team, with Paul Scanlon serving as the Portfolio Leader and Norman Boucher and Robert Salvin as Portfolio Members. After the merger, shareholders of Putnam Managed High Yield Trust are expected to benefit from the potentially lower expense ratio made possible by the larger asset base of the combined fund.

Was the merging of funds prompted by sub-par performance?

No. The primary reason that the proposed merger is being undertaken is to combine similar funds into a single open-end fund. Putnam Managed High Yield Trust shareholders are expected to benefit from holding an investment in a similar fund that has a lower expense ratio. That said, one general effect of closing funds is that investment talent can focus on a more select number of funds with the goal of delivering strong performance over time. More detailed rationale for the merger is included in the materials send to Putnam Managed High Yield Trust shareholders.

Performance data for the funds and their benchmark is shown below.

Putnam Managed High Yield Trust
ANNUALIZED TOTAL RETURN PERFORMANCE			(as of 3/31/06)

Inception	NAV (6/25/93)	Market	JP Morgan
Developed High
Yield Index

Life of fund		6.33%	5.46%	–

10 years		5.45	5.09	6.98%

5	years	7.55	6.22	8.88

3	years	12.36	6.68	11.95

1	year	8.75	19.97	6.87

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Putnam High Yield Trust
ANNUALIZED TOTAL RETURN PERFORMANCE (as of 3/31/06)

Inception	A Shares (2/14/78)		JP Morgan
			Developed High
	NAV	POP	Yield Index

Life of fund	9.15%	9.00%	—

10 years	5.68	5.28	6.98%

5 years	8.12	7.30	8.88

3 years	12.17	10.73	11.95

1 year	7.80	3.76	6.87

JP Morgan Developed High Yield Index is an unmanaged index of high-yield fixed-income securities issued in developed countries.

Data is historical. Past performance is not a guarantee of future results. More recent returns may be less or more than those shown. Investment return, net asset value, and market price will fluctuate and you may have a gain or loss when you sell your shares. Performance does not reflect taxes.

What if I want to redeem or exchange my new shares of Putnam High Yield Trust after the merger?

As a Putnam High Yield Trust shareholder any redemption or exchange will be subject to the redemption fee and other provisions described in Putnam High Yield Trust’s prospectus. A 2% redemption fee will be applied to shares exchanged or sold within 5 days of the purchase (merger) date. Thereafter, a 1% short-term trading fee on total assets redeemed or exchanged between 6 and 90 days of purchase (date of merger) will be imposed.

How is fund performance reporting affected? Will merged funds require new performance calculations/disclosure?

The surviving fund is not expected to require new performance calculations.

Will the funds’ objectives and strategies change?

Putnam High Yield Trust’s objectives and strategies are not expected to change as the result of the merger.

When will the funds be merged?

We currently expect that a meeting of Putnam Managed High Yield Trust’s shareholders to approve the merger transaction will occur in August 2006. Assuming favorable shareholder action, the actual fund merger is expected to occur in late August 2006. These dates are subject to change.

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How will the fund merger work?

* Shareholders of Putnam Managed High Yield Trust will receive proxy material, together with a prospectus for Putnam High Yield Trust. These shareholders will vote on whether to approve the merger. Shareholders of Putnam High Yield Trust are not required to vote on the merger.

* A merger normally involves no change in the surviving fund’s performance reporting, investment objectives or strategies, management team, or other attributes. This is expected to be the case for this proposed merger.

* Fund shareholders own shares of the overall fund. Shareholders of the acquired fund receive a number of shares in the surviving fund with an aggregate net asset value that is equivalent to the aggregate net asset value of the shares they owned in the acquired fund. Current shareholders of the surviving fund will not have their interests diluted as a result of the merger.

What if I have my share certificates?

You will need to return your Putnam Managed High Yield Trust certificates to Putnam Investments so that, if you so request, Putnam can reissue them to you with the new fund name. (If you do not request a new certificate, the shares that you receive in the merger will be uncertificated.) You will not be able to sell your old certificates after the merger. We recommend that you send the certificates by overnight or through certified mail so that there is tracking capability. If the shares are lost there will be a cost to replace them.

LOGISTICS/MERGER CALCULATIONS

When the funds are merged, how is my new value calculated?

For a closed-end fund, the market value of your investment is calculated by taking the number of shares you own and multiplying this amount by the closing market price of the fund. However, because market values fluctuate and do not necessarily reflect precisely the net asset value of a closed-end fund, when funds are merged, we use a precise calculation that uses the net asset value (NAV) and not the market price.

Your interest in the fund is represented by the number of shares you own. This interest is more accurately measured in dollars by using a six-decimal NAV (see example below). This method of calculation is standard industry practice and has been approved by the funds’ auditors. It is important to note that if you use the two-decimal NAV to calculate your account value after the merger, the value may be slightly different from Putnam’s calculation. Your confirmation statement will also include the merger ratio, an 11-decimal figure that shows how your shares were converted into the surviving fund.

Example of NAV calculation:
Total net assets:	$12,000.000
Total number of shares:	1,800.000
2-decimal NAV	$6.67
6-decimal NAV	$6.666667

For Internal Use Only

When I try to calculate the net asset value of my account after the merger, it is different from the value before the merger. Why?

Putnam calculates the merger ratio based on a 6-digit net asset value (NAV) as opposed to the 2-digit NAV for the fund that is listed on the Internet or in the newspaper, and which is rounded. This NAV based on 6 digits is used to calculate your share balance. If you used the 2-digit NAV to calculate your net asset value of your fund shares, the value would be slightly different from Putnam's calculation.

Also, it is important to note the difference between a fund’s NAV and its market price. Although shares of Putnam Managed High Yield Trust are bought and sold on the NYSE at market prices, the merger transactions will take place at NAV, so the NAV is used in calculating the merger ratio. This is because market values may not accurately reflect the value of the fund’s net assets.

How do you calculate the merger ratio?

The merger ratio is calculated in two steps:

1. Calculation of the merger shares:

Total Net Asset Value of Acquired Fund / Six-digit NAV of surviving fund

2. Calculation of merger ratio (11 decimal places):

Merger Shares / Total Shares Outstanding of Acquired Fund

This is an industry and audit standard for calculating the merger ratio.

Will the merger affect the market value of Putnam Managed High Yield Trust prior to completion of the merger?

Shares of Putnam Managed High Yield Trust will continue to be traded on the NYSE until the time of the merger, and may trade at a market price greater or less than net asset value. In recent years, shares of the fund have traded at a discount to net asset value. Depending on market conditions immediately prior to the merger, shares of the fund may trade at a larger or smaller discount to net asset value. However, the merger ratio is calculated using net asset value, not market price.

Will the merger affect the net asset value of the acquiring fund?

No, the net asset value of Putnam High Yield Trust, like that of all open-end funds, is calculated by dividing the net assets of each class of shares by the number of outstanding shares in the class. The NAV for each share class fluctuates with market conditions, reflecting changes in the value of the portfolio, but, unlike a closed-end fund’s market price, it is not affected by other factors such as supply and demand for

For Internal Use Only

the shares.

TAXES/DISTRIBUTIONS

Does the merger of funds result in a taxable event?

For shareholders who remain invested in the fund throughout the merger process, this is not expected to be a taxable event, and a 1099 will not be generated. However, any sale made prior to the merger is a taxable event.

How will the merger affect my tax basis?

The merger will not affect your overall tax basis in fund shares you own. You will, however, hold a different number of shares as a result of the merger because your shares will be exchanged for a proportionate number of shares in the combined fund. As a result, your overall tax basis will be spread over a different number of shares, which will affect the amount of tax basis allocated to each share. For example, if you purchased $1,000 worth of shares in the acquired fund, your tax basis would be the cost of the shares, and your total tax basis will remain $1,000 — even after the merger. However, your tax basis per share will change because of the different number of shares you will hold in the combined fund after the merger.

To calculate the new tax basis per share:

Total dollar cost of shares when purchased / number of shares owned in the new fund on the day of the merger.

What will happen to dividends/capital gains of the acquired fund?

Putnam will distribute all remaining income and/or capital gains of the acquired fund prior to the merger. Shareholders of the acquired fund will receive detailed information about the specific tax implications of the merger.

Will the tax losses from the acquired fund be transferred to the surviving fund?

Generally speaking, a surviving fund inherits any tax loss carry-forwards held by an acquired fund. Under IRS rules, it is possible that the tax loss carry-forwards could be limited in the surviving fund. In cases where the tax loss carry-forwards are limited —even though the surviving fund may not be able to use those losses to offset current capital gain distributions — shareholders may still be able to derive a tax benefit from the losses when they ultimately sell their shares. These limitations will have no effect on shareholders in tax-deferred accounts.

I received tax information with my merger confirmation statement. Do I need to do anything?

Per IRS regulations, Putnam is required to provide shareholders with tax information within 60 days of a fund closing. You do not need to take any immediate action, but we

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recommend that you keep this information with your records. You will also receive complete tax information at the end of 2006 to help you prepare your 2006 tax returns. If you have additional questions, we suggest you contact your financial or tax advisor.

SERVICE OPTIONS

Will my service option, the Dividend Reinvestment Plan, carry over to the surviving fund?

Note that although distribution options (cash or reinvestment) will generally carry over to the combined fund, Putnam High Yield Trust does not offer the ability to reinvest dividends at below net asset value (as does Putnam Managed High Yield Trust’s dividend reinvestment plan).

* If client owns the acquired fund, a new account will be established and service options will move to that new account.

* If client owns the surviving fund —

* Networked accounts: If the funds have the same distribution options (cash or reinvest and regardless of service options) the accounts will be merged into the existing surviving fund. Service options will not carry over. If the funds have different distribution options, a new account will be established and the service options carried over.

* Non-networked accounts: If the acquired fund has a service option for the Dividend Reinvestment Plan, then a new account will be established and the service options will be cloned. If the acquired fund account does not have a service option, then as long as the distribution options (cash or reinvest) are the same on both accounts, the funds will be commingled.

INVESTMENT MANAGEMENT LOGISTICS

Will merging these funds create capacity or liquidity problems that may not have existed before?

As of March 31, 2006, Putnam Managed High Yield Trust had $67.3 million in net assets while Putnam High Yield Trust had $2.4 billion. Given the breadth and diversity of the high-yield bond market and the relatively small size of the acquired fund, we do not anticipate any capacity or liquidity problems.

Will all the securities of the acquired fund be moved over to the surviving fund upon the merger?

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If shareholders of Putnam Managed High Yield Trust vote to approve the proposed merger, it is expected that Putnam High Yield Trust’s management team will sell any portfolio holdings that are not consistent with its investment policies. However, any such sales are expected to be limited because the funds’ objectives and portfolio are very similar. On the date of the merger, all remaining securities and cash will transfer to the surviving fund.

Will the surviving fund have to make a lot of initial trades that will be costly to the fund?

Once the merger occurs, the surviving fund will acquire the acquired fund’s substantial assets directly, without the need to pay commissions to buy additional investments.

FEES AND EXPENSES

Is this a way for Putnam increase management fees?

No. Management fees are expected to decline as a result of the merger. Over time, shareholders are expected to benefit from lower expenses resulting from the larger asset base of the combined fund.

Will the expense ratio for the combined fund be higher than that of Putnam Managed High Yield Trust?

No. Because the combined fund will have a larger asset base, we anticipate that shareholders invested in Putnam Managed High Yield Trust will benefit from lower ongoing expenses. Based on December 31, 2005 asset levels, the combined fund’s annual operating expenses are estimated at 1.00% of net assets. This represents an annual reduction of approximately 0.24% on expenses for Putnam Managed High Yield Trust shareholders. For Putnam High Yield Trust shareholders, although the merger is not expected to lower fund expenses materially, it represents an opportunity for that fund to acquire additional assets, which could lead to lower expenses over time.

236185 6/06

For Internal Use Only

William T. Connolly, Jr., CFA Senior Managing Director Head of Retail Management

Putnam Retail Management LP One Post Office Square Boston, Massachusetts 02109

July 2006

Dear Investment Colleague:

The Trustees of the Putnam Funds have approved a merger plan to combine two similar Putnam funds —Putnam Managed High Yield Trust and Putnam High Yield Trust – into a single, larger fund. Because the combined fund will have a larger asset base, we anticipate that your clients who are invested in Putnam Managed High Yield Trust will benefit from lower ongoing expenses.

This merger differs from others we have implemented in recent years in that it involves merging a closed-end fund (Putnam Managed High Yield Trust) into an open-end fund (Putnam High Yield Trust). This may prompt additional questions from your clients. It is important to keep in mind that, fundamentally, this is a consolidation of two funds with substantially the same objective and strategy. Putnam Managed High Yield Trust seeks high current income and, as a secondary objective, capital growth by investing in corporate high-yield bonds, as does Putnam High Yield Trust. Both funds may be suitable for investors who can accept a higher level of risk in exchange for a potentially higher level of income than that available from higher-quality bonds. Both funds are managed by the Core Fixed Income High Yield Team, with Paul Scanlon serving as Portfolio Leader and Norman Boucher and Robert Salvin as Portfolio Members. For more information about Putnam High Yield Trust, please visit our Web site at www.putnam.com.

Your clients who own Putnam Managed High Yield Trust shares will be asked to vote on the proposed merger (it is not necessary for Putnam High Yield Trust shareholders to vote). A prospectus/proxy statement containing more information about the merger will be mailed to your clients in early July. The completion of the merger is subject to significant conditions, including SEC review and shareholder approval, so there is a possibility that the merger may not be completed if these conditions are not met. If approved, the merger is expected to occur in late August, though this date could change.

We hope you will encourage your clients to vote their proxies. The following key points should help you respond to any questions your clients may have.

* No fund objectives or strategies will change as a result of the merger.

* Putnam’s experienced high-yield team has delivered consistent results in line with the firm’s overarching performance objectives. For the periods ended May 31, 2006, Putnam High Yield Trust class A shares achieved the following results relative to its Lipper peer group of high current yield funds.

	1 year	3 years	5 years	10 years
Putnam High Yield Trust	45% (200/444)	23% (88/387)	25% (76/313)	47% (53/113)

Lipper rankings do not reflect sales charges and are based on total return relative to other funds with similar investment styles or objectives as determined by Lipper.

(over, please)

* The merger is not expected to result in a taxable event for clients who remain invested throughout the merger process. However, any sales made before the merger will constitute a taxable event that will be reflected on the client’s Form 1099.

* A client’s overall tax basis in his or her shares will not be affected by the proposed merger; however, for shareholders of Putnam Managed High Yield Trust, the number of shares held after the merger will be different because that fund’s shares will be exchanged for shares in the surviving fund with the same aggregate net asset value.

* Putnam Managed High Yield Trust shareholders will receive class A shares of Putnam High Yield Trust in the merger, but will not bear any front-end sales load on their merger shares (later purchases will bear normal sales charges).

* In keeping with standard industry practice, the calculations used to determine the precise value of clients’ holdings at the time of the merger will be based on the net asset value (NAV) per share carried out to six decimal places, not on the market price used when shares are bought and sold on stock exchanges. Consequently, any calculations you or your clients may make in anticipation of the new account value are likely to differ from the value noted on the post-merger confirmation.

* No predictions can be made concerning the effect of the merger on the market value of Putnam Managed High Yield Trust shares prior to completion. Although a closed-end fund’s market price generally reflects investment results, it may also be influenced by several other factors, including changes in investor perceptions of the fund or of Putnam, market conditions, fluctuations in supply and demand for the fund’s shares, and changes in fund distributions. Once the merger is completed, any trading discount (or premium) on Putnam Managed High Yield Trust shares will effectively be eliminated, and your clients will hold shares of Putnam High Yield Trust that are redeemable at NAV (subject to a redemption fee of up to 2% and other provisions described in Putnam High Yield Trust’s prospectus).

* Clients who hold Putnam Managed High Yield Trust share certificates will need to return them to Putnam Investments so that they can be reissued with the new fund name. Pre-merger certificates cannot be sold after the merger. They should be sent by overnight or certified mail so there is tracking capability as there will be a cost to replace any lost certificates.

If you have additional questions about the merger, please call Putnam Dealer Marketing Services at 1-800-354-4000. Thank you for your continued support of Putnam Investments.

Sincerely,

Note: The foregoing is not an offer to sell, nor a solicitation of an offer to buy, shares of any fund, nor is it a solicitation of a proxy. To receive a free copy of the prospectus/proxy statement relating to the proposed merger (which contains important information about fees, expenses, and risk considerations), please call 1-800-225-1581. The prospectus/proxy statement will also be available without charge on the SEC’s Web site (www.sec.gov). Read the prospectus/proxy statement carefully before making any investment decisions.